Telestone Technologies Corporation Announces Second Quarter 2011 Results

-- Revenues Grew 46.4% and Net Income Grew 163.0% versus the Year-Ago Quarter

BEIJING, China - Aug. 15, 2011 - Telestone Technologies Corporation (NASDAQ:TSTC) ("Telestone" or the "Company"), a leading developer and provider of telecommunications local access networks in China, today announced its financial results for the second quarter ended June 30, 2011.

Second-Quarter 2011 Highlights

•	Revenues increased 46.4% year-over-year to $24.3 million
•	Gross profit increased 41.8% year-over-year to $10.6 million, with a gross margin of 43.7%
•	Operating income increased 154.1% to $5.5 million, as compared to $2.2 million in the second quarter of 2010
•	Net income increased 163.0% to $4.5 million, or $0.37 per diluted share, as compared to $1.7 million, or $0.16 per diluted share in the second quarter of 2010
•	Non-GAAP income increased 173.4% year-over year to $5.0 million, or $0.40 per diluted share
•	On May 12, 2011, the Company signed a letter of intent to acquire 100% of Sichuan Ruideng Telecom Corporation.

"We are pleased to report another quarter with strong growth in revenue and stellar growth in net income," stated Mr. Daqing Han, Chairman and Chief Executive Officer of Telestone. "We continued to see solid sales of our Wireless Fiber-Optic Distribution System ("WFDS") products and we increased our sales to non-telecom-carrier customers in the second quarter. In addition, we reached a preliminary acquisition agreement with Sichuan Ruideng, which is an important strategic move in our business expansion strategy in the southwestern China market. We remain optimistic about our business growth for the remainder of 2011, while remaining committed to improving operational efficiency and collections."

Second-Quarter 2011 Results

Revenues for the second quarter of 2011 increased 46.4% to $24.3 million compared to $16.6 million in the second quarter of 2010. The year-over-year increase in revenue was due to a 25.1% increase in revenues from equipment sales and a 62.2% increase in revenues from services provided, which both include revenue from WFDS-related products.

During the quarter, revenue from equipment sales rose 25.1% to $8.8 million, as compared to $7.1 million in the year-ago quarter. Sales of professional services increased by 62.2% from $9.6 million to $15.5 million in the second quarter of 2011. The stronger growth of professional services versus equipment sales was primarily due to a significant increase in service revenue in Beijing, Shandong and Hebei provinces. During the quarter, Telestone generated approximately $1.4 million of revenue from sales of telecom products to non-telecom operators.

Sales of WFDS-enabled products rose 30.1% year-over-year, accounting for 23.4% of sales for the quarter. In the second quarter, revenue from the "Big-3" telecom carriers—China Mobile, China Unicom, and China Telecom—comprised 94.3% of overall quarterly revenue, compared to 97.4% in the same period of 2010. The Company increased its sales to non-telecom-carrier customers to 5.6% of total revenue, as compared to 2.1% in the second quarter of 2010.

Gross profit for the second quarter increased 41.8% to $10.6 million compared to $7.5 million a year ago. Gross margin decreased to 43.7%, as compared to 45.1% in the same period last year. The year-over-year decrease in gross margin resulted from lower margin on equipment sales, which was 39.9%, as compared to 43.4% in the same period of 2010. The lower margin on equipment sales was primarily due to lower margins on sales of IP and wireline equipment. The gross margin for professional services was 45.8%, as compared to 46.4% a year ago.

Selling, general and administrative ("SG&A") expense was $4.4 million, or 18.0% of total revenue, down 13.6% from $5.1 million, or 30.4% of total revenue, in the same period last year. Sales and marketing expense was $3.0 million, or 12.4% of the revenue for the three months ended June 30, 2011, as compared to $4.2 million, or 25.1% of revenue for the same period in 2010. The decrease in sales and marketing expense was mainly due to a decrease in bonuses for local subsidiaries. Research and development expense was $0.6 million, or 2.5% of revenues for the three months ended June 30, 2011, as compared to $0.2 million, or 1.1% of revenues for the same period in 2010. The increase in R&D expense was primarily attributable to expenses from the research exhibition center in Wuxi.

Operating income increased 154.1% to $5.5 million as compared to $2.2 million in the quarter ended June 30, 2010. The operating margin was 22.6% for the quarter, as compared to 13.0% in the same period of 2010.

Net income was $4.5 million, as compared to $1.7 million in the same period last year. Basic and diluted earnings per share for the second quarter of 2011 were $0.37, as compared to $0.16 per share in the same period of 2010. Non-GAAP net income, which excludes $0.5 million of non-cash stock compensation expense, was $5.0 million, up 173.4% from $1.8 million in the year-ago period. Non-GAAP earnings per share were $0.40, versus $0.17 in the year-ago quarter.

Six-Month 2011 Results

Revenue for the six months ended June 30, 2011, increased 39.8% to $38.8 million compared to $27.8 million in the same period of 2010. Gross profit increased 38.6% to $17.2 million from $12.4 million a year ago. Operating income increased to $7.6 million from $1.2 million in the first six months of 2010. Net income increased to $6.1 million, or $0.50 per diluted share, compared to net income of $0.6 million, or $0.06 per diluted share, in the first six months of 2010. Non-GAAP net income, increased 114.1% to $7.0 million, or $0.57 per diluted share, compared to $3.3 million, or $0.31 per diluted share, in the first six months of 2010. Weighted average diluted shares outstanding increased to 12.3 million shares from 10.5 million shares in the first six months of 2010.

Financial Condition

As of June 30, 2011, Telestone had $19.9 million in cash and cash equivalents, compared to $31.0 million at the end of 2010. Inventory was $7.2 million on June 30, 2010, compared to $3.1 million on December 31, 2010. Working capital was $118.2 million at the end of June 30, 2011, versus $109.6 million at the end of 2010. The Company had $10.4 million in short-term debt as well as $43.3 million in accounts payable at the end of second quarter of 2011. Shareholders' equity totaled $125.8 million compared to $116.9 million at the end of 2010. Cash used in operating activities was $11.1 million in the first six months, as compared to cash used in operating activities of $3.3 million in the same period of 2010.

As of June 30, 2011, Telestone's accounts receivable were $206.3 million, versus $192.5 million at the year end of 2010. The increase in receivables was mainly due to the account receivables generated from a rapid increase in sales in 2010, in which revenues grew 83.2% year-over-year. The accounts receivable turnover period for the quarter ended June 30, 2011 was 732 days. During the second quarter, Telestone collected $21.7 million in accounts receivable.

Business Outlook

For the full-year 2011, Telestone reaffirms its expectation that revenues will increase by about 30% to approximately $171 million, and net income will increase by about 10% to approximately $27.5 million or $2.22 per diluted share. The Company continues to expect revenue from WFDS-based products to account for 40% of its total revenue in 2011 and also continues to expect revenue from international customers to account for 3% of total revenue in 2011.

The Company has broadened its family of WFDS products to include its proprietary Telestone Intelligent Premises System ("TIPS"), which is designed to unify fixed telecom networks, 2G/3G/4G mobile networks, Internet, cable TV and the Internet of Things with an integrated multi-service model on an all-inclusive network. While still under development, TIPS is expected to be commercially rolled out in the second half of 2011.

For 2012, the Company continues to expect revenues to double to approximately $342 million.

Telestone reiterates that the Company will remain focused on collections and the Company is on track to collect RMB 800 million (approximately $123.1 million) of accounts receivable in 2011 and maintain DSOs within the range of 360 and 400 days at the end of the year.

"Although we face some uncertainties resulting from the direction of 3G investment and auditing issues among the Big 3 carriers, we have demonstrated our ability to execute on our business strategy for continuous growth. We are committed to expanding our business portfolio with innovative products and services, diversifying our customer base, and we are encouraged by our initial success in improving collections. We are confident that our operational agility will build a solid foundation for our future growth momentum and profitability," concluded Mr. Han.

Non-GAAP Financial Measures

This release contains adjusted non-GAAP financial measures. These adjusted financial measures, which are used as measures of the Company's performance, should be considered in addition to, not as a substitute for, measures of the Company's financial performance prepared in accordance with United States Generally Accepted Accounting Principles ("GAAP"). The Company's adjusted financial measures may be defined differently than similar terms used by other companies. Accordingly, care should be exercised in understanding how the Company defines its adjusted financial measures.

Reconciliations of the Company's adjusted measures to the nearest GAAP measures are set forth in the section below titled "Reconciliation of GAAP to Non-GAAP Results."  These adjusted measures include adjusted net income, and adjusted diluted net income per share.

The Company's management uses adjusted financial measures to gain an understanding of the Company's comparative operating performance (when comparing such results with previous periods or forecasts) and future prospects. The Company's adjusted financial measures exclude certain special items, including stock-based compensation charges from its internal financial statements for purposes of its internal budgets. Adjusted financial measures are used by the Company's management in their financial and operating decision-making, because management believes they reflect the Company's ongoing business in a manner that allows meaningful period-to-period comparisons. The Company's management believes that these adjusted financial measures provide useful information to investors and others in the following ways: 1) they assist investors in understanding and evaluating the Company's current operating performance and future prospects in the same manner as management does, if they so choose, and 2) they assist investors in comparing in a consistent manner the Company's current financial results with the Company's past financial results.

The Company's management believes excluding stock-based compensation from its adjusted financial measures is useful for itself and investors, as such expense will not result in future cash payments and is not an indicator used by management to measure the Company's core operating results or business outlook.

The adjusted financial measures have limitations. They do not include all items of income and expense that affect the Company's operations. Specifically, these adjusted financial measures are not prepared in accordance with GAAP, may not be comparable to adjusted financial measures used by other companies and, with respect to the adjusted financial measures that exclude certain items under GAAP, do not reflect any benefit that such items may confer to the Company. Management compensates for these limitations by also considering the Company's financial results as determined in accordance with GAAP.

Conference Call

The Company will host a conference call at 8:00 a.m. Eastern Daylight Time on Monday, August 15, 2011, to discuss its second-quarter 2011 results. Mr. Daqing Han, Chairman and Chief Executive Officer, Ms. Xiaoli Yu, Chief Financial Officer, and Ms. Yue Zhai, Secretary of the Board, will host the call.

The conference call may be accessed by calling:

US Toll free:	800-860-2442
US Toll / International:	412-858-4600
Canada Toll Free:	866-605-3852
North China Toll Free:	10-800-712-2304
South China Toll Free:	10-800-120-2304

The participant PIN code is 81568.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time

This call is also being webcast and can be accessed by clicking on this link:

http://www.visualwebcaster.com/event.asp?id=81568

About Telestone Technologies Corporation

Telestone is a leader and innovator in wireless local-access network technologies and solutions. The company has a global presence, with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has installed radio-frequency (RF)-based 1G and 2G systems throughout China for its leading telecommunications companies. After intensive research on the needs of carriers in the 3G age, Telestone developed and commercialized its proprietary third-generation local-access network technology, WFDSTM (Wireless Fiber-optic Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone also offers services including project design, manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,200 employees.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

– Financial Tables Follow –

Telestone Technologies Corporation
Consolidated Statements of Operations and Other Comprehensive Income
(U.S. dollars in Thousands, except per-share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	US$'000	US$'000	US$'000	US$'000
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues:
Net sales of equipment	8,834	7,060	15,826	12,160
Service income	15,503	9,559	22,983	15,591

Total operating revenues	24,337	16,619	38,809	27,751

Cost of operating revenues:
Cost of net sales	5,305	3,998	9,136	6,868
Cost of service	8,398	5,123	12,441	8,446

Total cost of operating revenues	13,703	9,121	21,577	15,314

Gross income	10,634	7,498	17,232	12,437

Operating expenses:
Sales and marketing	3,026	4,176	5,157	6,904
General and administrative	1,360	882	3,365	3,816
Research and development	620	191	868	415
Depreciation and amortization	120	81	222	152

Total operating expenses	5,126	5,330	9,612	11,287

Operating income	5,508	2,168	7,620	1,150
Interest expense	(187)	(134)	(336)	(260)
Other income, net	121	194	324	529

Income before income taxes	5,442	2,228	7,608	1,419
Income taxes	(918)	(508)	(1,465)	(829)

Net income	4,524	1,720	6,143	590

Other comprehensive income
Foreign currency translation adjustment	1,911	-	1,911	-

Total comprehensive income	6,435	1,720	8,054	590

Earnings per share:

Weighted average number of common stock outstanding
Basic	12,333,264	10,549,143	12,333,264	10,531,304
Effect of dilutive warrants and stock options	8,571	-	12,690	21,647

Diluted	12,341,835	10,549,143	12,345,954	10,552,951

	US$	US$	US$	US$
Net income per share of common stock
Basic	0.37	0.16	0.50	0.06
Diluted	0.37	0.16	0.50	0.06

Telestone Technologies Corporation
Consolidated Balance Sheets
(U.S. dollars in Thousands, except per-share amounts)

	As of June 30,	As of December 31,
	2011	2010
ASSETS	US$'000	US$'000
	(Unaudited)
Current assets:
Cash and cash equivalents	19,905	31,020
Accounts receivable, net of allowance	206,318	192,487
Due from related parties	1,509	2,018
Inventories, net of allowance	7,222	3,123
Prepayments	1,661	1,748
Other current assets	4,240	1,630

Total current assets	240,855	232,026

Goodwill	3,119	3,119
Property, plant and equipment, net	1,906	1,565
Lease prepayment	2,555	2,528

	7,580	7,212

Total assets	248,435	239,238

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term bank loans	10,368	9,846
Accounts payable – Trade	43,266	40,685
Customer deposits for sales of equipment	2,482	2,089
Due to related parties	1,801	3,977
Income tax payable	15,336	13,760
Accrued expenses and other accrued liabilities	49,374	52,031

Total current liabilities	122,627	122,388

Commitments and contingencies

Stockholders' equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued	-	-
Common stock and paid-in-capital, US$0.001 par value:
Authorized – 100,000,000 shares as of June 30, 2011 and December 31, 2010
Issued and outstanding – 12,233,264 shares as of June 30, 2011 and December 31, 2010	12	12
Additional paid-in capital	43,954	43,050
Dedicated reserves	5,115	5,115
Other comprehensive income	10,348	8,437
Retained earnings	66,379	60,236

Total stockholders' equity	125,808	116,850

Total liabilities and stockholders' equity	248,435	239,238

Telestone Technologies Corporation
Consolidated Statements of Cash Flows
(U.S. dollars in Thousands, except per-share amounts)

	Six months ended June 30,
	2011	2010
	US$'000	US$'000
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	6,143	590
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	222	152
Loss on disposal of property, plant and equipment	3	-
Stock-based compensation	904	2,701
Changes in assets and liabilities:
Accounts receivable	(9,694)	(11,972)
Inventories	(4,032)	(1,933)
Prepayments	124	465
Other current assets	(2,411)	370
Accounts payable	1,713	2,854
Customer deposits for sales of equipment	348	7
Due to related parties	(1,829)	1,379
Income tax payable	1,283	963
Accrued expenses and other accrued liabilities	(3,898)	1,102

Net cash used in operating activities	(11,124)	(3,322)

Cash flows from investing activities
Purchase of property, plant and equipment	(505)	(173)

Net cash used in investing activities	(505)	(173)

Cash flows from financing activities
Repayment of short-term bank loans	(3,868)	(3,656)
Short-term bank loans raised	4,180	3,656

Net cash from financing activities	312	-

Net decrease in cash and cash equivalents	(11,317)	(3,495)

Cash and cash equivalents, beginning of the period	31,020	11,233

Effect on exchange rate changes	202	-

Cash and cash equivalents, end of the period	19,905	7,738

Supplemental disclosure of cash flow information
Interest received	24	29
Interest paid	(314)	(195)
Tax paid	(120)	(221)

The following table reconciles GAAP measures to non-GAAP measures:

Telestone Technologies Corporation
Reconciliation of GAAP to Non-GAAP Results
(U.S. dollars in Thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30
	2011	2010	2011	2010
Net Income	$4,524	$1,720	$6,143	$590
Add back: Stock-based compensation	452	100	904	2701
Non-GAAP Net Income	4,976	1,820	7,047	3,291
Non-GAAP Diluted EPS	$0.40	$0.17	0.57	0.31

Company Contacts:
Telestone Technologies Corporation
Ms. Yue Zhai, Secretary of the Board
Phone: +86-10-6860 8335 x1105
E-mail: zhaiyue@telestone.com

Ms. Alex Qi, Assistant Secretary of the Board
Phone: +86-10-6860-8335 x1115
E-mail: qirui@telestone.com
Investor Relations Contact: CCG Investor Relations Mr. John Harmon, CFA, Sr. Account Manager Phone: +86-10-6561-6886 x807 (Beijing) E-mail: john.harmon@ccgir.com